Exhibit 99

SWIFT TRANSPORTATION ANNOUNCES ANTICIPATED RANGE FOR FIRST QUARTER 2017 EARNINGS

Swift Transportation Company, Inc. (“Swift”) (NYSE: SWFT) announces that it expects Diluted Earnings Per Share (“Diluted EPS”) to be between $0.09 - $0.10 and Adjusted EPS (“Adjusted EPS”) to be within the range of $0.11 to $0.12 for the first quarter of 2017. Adjusted EPS represents Diluted Earnings Per Share adjusted to add-back intangible amortization, which reflects an approximately $0.02 per share impact.

Freight volumes in the first quarter did not materialize to the extent anticipated. In addition, although the demand trend improved throughout March, it did not meet previous expectations. This softer freight market and the corresponding impact on pricing were key contributors to the slight shortfall in the earnings expectations for the quarter.

Swift’s President and Chief Executive Officer, Richard Stocking, said, “Despite the challenges of the current operating environment, we are pleased with the hard work and focus our entire organization has exhibited in executing on our key initiatives. We successfully realized year over year utilization improvements in each of our reportable segments, and the team remains aggressively focused on controlling costs as we wait for the market to strengthen. We anticipate that the difficult operating environment will persist into the second quarter, and as such, expect our Diluted EPS to be in the range of $0.16 - $0.21 and Adjusted EPS to be in the range of $0.18 - $0.23 (reflecting the net impact adding back intangible amortization expense of $0.02 per share). We are cautiously optimistic about the back half of 2017, and look forward to a great 2018 and beyond for our company.”

About Swift

Swift is based in Phoenix, Arizona, and operates a tractor fleet of approximately 18,000 units driven by company and owner-operator drivers. The company operates more than 40 major terminals positioned near major freight centers and traffic lanes in the United States and Mexico. Swift offers customers the opportunity for “one-stop shopping” for their truckload transportation needs through a broad spectrum of services and equipment. Swift’s extensive suite of services includes general, dedicated and cross-border U.S./Mexico/Canada service, temperature-controlled, flatbed and specialized trailers, in addition to rail intermodal and non-asset based freight brokerage and logistics management services, making it an attractive choice for a broad array of customers.

Contact:

Swift Transportation Company

Jason Bates, 602-269-9700

Vice President of Finance and Investor Relations Officer

Ginnie Henkels, 602-269-9700

Executive Vice President and Chief Financial Officer

This press release contains statements that may constitute forward-looking statements, which are based on information currently available and only speak as of the date the statement was made. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning: our estimated ranges of GAAP Diluted EPS and Adjusted EPS for the first two quarters of 2017; and the operating environment in the second quarter of 2017.

Such forward-looking statements are inherently uncertain, and are based upon the current beliefs, assumptions and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties, as set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2016. As to the Company’s business and financial performance, the following factors, among others, could cause actual results to materially differ from those in forward-looking statements:

•	economic conditions, including future recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries in which we have a significant concentration of customers;

•	increasing competition from trucking, rail, intermodal, and brokerage competitors;

•	our ability to execute or integrate any future acquisitions successfully;

•	increases in driver compensation to the extent not offset by increases in freight rates and difficulties in driver recruitment and retention;

•	additional risks arising from our contractual agreements with owner-operators that do not exist with Company drivers;

•	our ability to retain or replace key personnel;

•	our dependence on third parties for intermodal and brokerage business;

•	potential failure in computer or communications systems;

•	seasonal factors such as severe weather conditions that increase operating costs;

•	the regulatory environment in which we operate, including existing regulations and changes in existing regulations, or violations by us of existing or future regulations;

•	the possible re-classification of owner-operators as employees;

•	changes in rules or legislation by the National Labor Relations Board, Congress, or states, and/or union organizing efforts;

•	our Compliance Safety Accountability rating;

•	government regulation with respect to our captive insurance companies;

•	uncertainties and risks associated with our operations in Mexico;

•	a significant reduction in, or termination of, our trucking services by a key customer;

•	our significant ongoing capital requirements;

•	volatility in the price or availability of fuel, as well as our ability to recover fuel prices through our fuel surcharge program;

•	fluctuations in new and used equipment prices or replacement costs, and the potential failure of manufacturers to meet their sale and trade-back obligations;

•	the impact that our leverage may have on the way we operate our business and our ability to service our debt, including compliance with our debt covenants;

•	restrictions contained in our debt agreements;

•	adverse impacts of insuring risk through our captive insurance companies, including our need to provide restricted cash and similar collateral for anticipated losses;

•	potential volatility or decrease in the amount of earnings as a result of our claims exposure through our captive insurance companies and third-party insurance;

•	the potential impact of the significant number of shares of our common stock that is eligible for future sale;

•	goodwill impairment;

•	that we do not currently pay dividends;

•	the significant amount of our stock owned by Jerry Moyes and the related control over the Company;

•	related-party transactions between the Company and Jerry Moyes; and

•	conflicts of interest or potential litigation that may arise from other businesses owned by controlling shareholder and board member, Jerry Moyes, including pledges of Swift stock and guarantees by Jerry Moyes related to other businesses.